DIAMONDBACK ENERGY LAUNCHES COMMON STOCK OFFERING

Midland, TX (May 14, 2013) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback Energy”) announced today the launch of an underwritten public offering of 4,000,000 shares of its common stock, subject to market and other conditions. The underwriters will have an option to purchase up to an additional 600,000 shares of common stock from Diamondback Energy. All of the shares to be sold in the offering will be sold by Diamondback Energy.

Diamondback Energy intends to use the net proceeds from the offering to repay all borrowings outstanding under its revolving credit facility, with the balance of the proceeds to fund a portion of its exploration and development activities and for general corporate purposes, which may include leasehold interest and property acquisitions and working capital.

Credit Suisse Securities (USA) LLC is acting as sole book-running manager for the offering. When available, copies of the written prospectus for the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at One Madison Avenue, New York, New York 10010.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. A copy of the registration statement can be accessed through the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may only be made by means of a prospectus.

About Diamondback Energy, Inc.

Diamondback Energy is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback Energy’s activities are primarily focused on the Wolfcamp, Clearfork, Spraberry, Cline, Strawn and Atoka formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback Energy assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback Energy. Information concerning these risks and other factors can be found in Diamondback Energy’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback Energy undertakes no obligation to update or revise any forward-looking statement.

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Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com